Corporate Communications Department
NEWS Release

Textron Reports Fourth Quarter 2025 Results; Announces 2026 Financial Outlook

•Revenue of $4.2 billion, up 16% from the fourth quarter of 2024
•Full-year revenue of $14.8 billion, up 8% from the prior year
•Full-year segment profit of $1.4 billion, up 14% from the prior year
•EPS of $1.33; adjusted EPS of $1.73
•Full-year adjusted EPS of $6.10
•Continued investment in the MV-75 program in support of the Army Transformation Initiative

Providence, Rhode Island – January 28, 2026 – Textron Inc. (NYSE: TXT) today reported fourth quarter 2025 income from continuing operations of $1.33 per share, as compared to $0.76 per share in the fourth quarter of 2024. Adjusted income from continuing operations, a non-GAAP measure that is defined and reconciled to GAAP in an attachment to this release, was $1.73 per share for the fourth quarter of 2025, compared to $1.34 per share in the fourth quarter of 2024.

Full year 2025 income from continuing operations was $5.12 per share, up from $4.34 in 2024. Full year 2025 adjusted income from continuing operations was $6.10 per share, up from $5.48 in 2024.

“2025 was a significant year of accomplishments as Textron delivered strong revenue and profit growth,” said Textron CEO Lisa M. Atherton. "Aviation completed three certification programs while significantly growing revenue as it recovered from the strike in 2024. Bell demonstrated a second consecutive year of 20% growth in military revenues as the MV-75 program continues to accelerate. Systems secured key wins, positioning the business for growth. Industrial streamlined the portfolio with the divestiture of the Powersports business."

Cash Flow

Net cash provided by operating activities of the manufacturing group for the full year was $1.3 billion. Manufacturing cash flow before pension contributions, a non-GAAP measure that is defined and reconciled to GAAP in an attachment to this release, totaled $969 million for the full year, up from $692 million in 2024.

In the quarter, Textron returned $187 million to shareholders through share repurchases. Full year 2025 share repurchases totaled $822 million.

Outlook
Textron is forecasting 2026 revenues of approximately $15.5 billion, up from $14.8 billion in 2025. Textron expects full-year 2026 GAAP earnings per share from continuing operations will be in the range of $5.39 to $5.59, or $6.40 to $6.60 on an adjusted basis, which is reconciled to GAAP in an attachment to this release.

The Company is estimating net cash provided by operating activities of the manufacturing group will be between $1.3 billion and $1.4 billion and manufacturing cash flow before pension contributions, a non-GAAP measure, will be between $700 million and $800 million, with planned pension contributions of about $50 million. This cash outlook reflects increased investments at Bell related to acceleration of the MV-75 program.

"As we move into 2026, our momentum remains strong supported by significant bookings, healthy demand across our markets, continued program execution, and ongoing operational improvements,"
Atherton added. “We are well positioned to continue investing in our products and capabilities to drive growth and long-term value for our shareholders."

Fourth Quarter Segment Results

Textron Aviation

Revenues at Textron Aviation of $1.7 billion were up $467 million, or 36%, from the fourth quarter of 2024, reflecting higher aircraft revenues of $400 million and higher aftermarket parts and services revenues of $67 million. The increase in aircraft revenues was primarily due to higher volume and mix largely reflecting higher Citation jet and commercial turboprop volume as we recovered from the strike in late 2024.
Textron Aviation delivered 49 jets in the quarter, up from 32 last year, and 43 commercial turboprops, up from 38 last year.

Segment profit was $208 million in the fourth quarter, up $108 million compared with the fourth quarter of 2024, largely due to higher volume and mix.

Textron Aviation backlog at the end of the fourth quarter was $7.7 billion.

Bell

Revenues at Bell of $1.3 billion were up $128 million, or 11%, from the fourth quarter of 2024. The revenue increase in the quarter was driven by higher military revenues of $139 million, primarily due to higher volume on the U.S. Army's MV-75 program, partially offset by lower commercial revenues of $11 million, reflecting the mix of aircraft sold in the period, offset in part by higher pricing.

Bell delivered 78 commercial helicopters in the quarter, flat with 78 in last year's fourth quarter.

Segment profit of $101 million was down $9 million from a year ago.

Bell backlog at the end of the fourth quarter was $7.8 billion.

Textron Systems

Revenues at Textron Systems of $323 million were up $12 million, or 4%, from last year's fourth quarter, primarily due to higher volume.

Segment profit of $43 million was up $1 million from last year's fourth quarter.
Textron Systems’ backlog at the end of the fourth quarter was $3.3 billion.

Industrial

Industrial revenues were $821 million, down $48 million from last year's fourth quarter.

Textron Specialized Vehicles' revenues decreased $69 million, largely reflecting a $72 million impact from the divestiture of the Powersports business. Kautex revenues increased $21 million, largely due to a favorable impact from foreign exchange rate fluctuations. On an organic basis, Industrial revenues were up slightly from last year’s fourth quarter.

Segment profit of $30 million was down $18 million from the fourth quarter of 2024, largely due to higher selling and administrative costs and lower volume and mix.

Textron eAviation

Textron eAviation segment revenues were $7 million in the fourth quarter of 2025, as compared to $11 million in last year's fourth quarter, and segment loss was $15 million, as compared to a segment loss of $22 million in the fourth quarter of 2024.

Finance

Finance segment revenues were $18 million, and profit was $13 million in the fourth quarter of 2025, as compared to segment revenues of $11 million and profit of $5 million in the fourth quarter of 2024. The increase in revenues and segment profit included a $5 million gain on the disposition of non-captive assets in the fourth quarter of 2025.

Conference Call Information

Textron will host its conference call today, January 28, 2026 at 8:00 a.m. (Eastern) to discuss its results and outlook. The call will be available via webcast at www.textron.com or by direct dial at (888) 596-4144 in the U.S. or (646) 968-2525 outside of the U.S.; Access Code: 6969175.

In addition, the call will be recorded and available for playback beginning at 11:00 a.m. (Eastern) on Wednesday, January 28, 2026 by dialing (800) 770-2030; Access Code: 6969175.

A package containing key data that will be covered on today’s call can be found in the Investor Relations section of the company’s website at www.textron.com.

About Textron Inc.
Textron Inc. is a multi-industry company that leverages its global network of aircraft, defense, industrial and finance businesses to provide customers with innovative solutions and services. Textron is known around the world for its powerful brands such as Bell, Cessna, Beechcraft, Pipistrel, Jacobsen, Kautex, Lycoming, E-Z-GO, and Textron Systems. For more information visit: www.textron.com.
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Forward-looking Information
Certain statements in this release and other oral and written statements made by us from time to time are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which may describe strategies, goals, outlook or other non-historical matters, or project revenues, income, returns or other financial measures, often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “guidance,” “project,” “target,” “potential,” “will,” “should,” “could,” “likely” or “may” and similar expressions intended to identify forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors that may cause our actual results to differ materially from those expressed or implied by such forward-looking statements. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update or revise any forward-looking statements. In addition to those factors described in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q under “Risk Factors”, among the factors that could cause actual results to differ materially from past and projected future results are the following: Interruptions in the U.S. Government’s ability to fund its activities, pay its obligations, and/or conduct government functions necessary for the certification of aircraft and aircraft parts and other activities of our businesses; changing priorities or reductions in the U.S. Government defense budget, including those related to military operations in foreign countries; our ability to perform as anticipated and to control costs under contracts with the U.S. Government; the U.S. Government’s ability to unilaterally modify or terminate its contracts with us for the U.S. Government’s convenience or for our failure to perform, to change applicable procurement and accounting policies, or, under certain circumstances, to withhold payment or suspend or debar us as a contractor eligible to receive future contract awards; changes in foreign military funding priorities or budget constraints and determinations, or changes in government regulations or policies on the export and import of military and commercial products; volatility in the global economy or changes in worldwide political conditions that adversely impact demand for our products; volatility in interest rates or foreign exchange rates and inflationary pressures; risks related to our international business, including establishing and maintaining facilities in locations around the world and relying on joint venture partners, subcontractors, suppliers, representatives, consultants and other business partners in connection with international business, including in emerging market countries; our Finance segment’s ability to maintain portfolio credit quality or to realize full value of receivables; performance issues with key suppliers or subcontractors; legislative or regulatory actions, both domestic and foreign, impacting our operations or demand for our products; our ability to control costs and successfully implement various cost-reduction activities; the efficacy of research and development investments to develop new products or unanticipated expenses in connection with the launching of significant new products or programs; the timing of our new product launches or certifications of our new aircraft products; our ability to keep pace with our competitors in the introduction of new products and upgrades with features and technologies desired by our customers; pension plan assumptions and future contributions; demand softness or volatility in the markets in which we do business; cybersecurity threats, including the potential misappropriation of assets or sensitive information, corruption of data or, operational disruption; difficulty or unanticipated expenses in connection with integrating acquired businesses; the risk that acquisitions do not perform as planned, including, for example, the risk that acquired businesses will not achieve revenue and profit projections; the impact of changes in tax legislation; the risk of disruptions to our business and the business of our suppliers, customers and other business partners due to unexpected events, such as pandemics, natural disasters, acts of war, strikes, terrorism, social unrest or other societal, geopolitical or macroeconomic conditions; risks related to changing U.S. and foreign trade policies, including increased trade restrictions or tariffs; and the ability of our businesses to hire and retain the highly skilled personnel necessary for our businesses to succeed.

Investor Contacts:
Scott Hegstrom – 401-457-2288
Kyle Williams – 401-457-2288

Media Contact:
Mike Maynard – 401-457-2362

TEXTRON INC.
Revenues by Segment and Reconciliation of Segment Profit to Net Income
(Dollars in millions, except per share amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	January 3, 2026	December 28, 2024	January 3, 2026	December 28, 2024
REVENUES
MANUFACTURING:
Textron Aviation	$1,749	$1,282	$5,955	$5,284
Bell	1,257	1,129	4,282	3,579
Textron Systems	323	311	1,247	1,241
Industrial	821	869	3,213	3,515
Textron eAviation	7	11	27	33
	4,157	3,602	14,724	13,652
FINANCE	18	11	75	50
Total revenues	$4,175	$3,613	$14,799	$13,702

SEGMENT PROFIT
MANUFACTURING:
Textron Aviation	$208	$100	$694	$566
Bell	101	110	363	370
Textron Systems	43	42	175	154
Industrial	30	48	145	151
Textron eAviation	(15)	(22)	(63)	(76)
	367	278	1,314	1,165
FINANCE	13	5	49	35
Segment profit (a)	380	283	1,363	1,200

Corporate expenses and other, net	(44)	(17)	(149)	(116)
Interest expense, net for Manufacturing group	(31)	(21)	(108)	(78)
LIFO inventory provision	(84)	(80)	(199)	(176)
Intangible asset amortization	(8)	(8)	(32)	(34)
Special charges (b)	—	(53)	(4)	(78)
Inventory charge (c)	—	(38)	—	(38)
Non-service components of pension and postretirement income, net	66	65	266	263
Income from continuing operations before income taxes	279	131	1,137	943
Income tax (expense) benefit	(43)	10	(214)	(118)
Income from continuing operations	$236	$141	$923	$825
Discontinued operations, net of income taxes	(1)	—	(2)	(1)
Net income	$235	$141	$921	$824

Earnings per share from continuing operations	$1.33	$0.76	$5.12	$4.34

Diluted average shares outstanding	177,125,000	185,567,000	180,258,000	190,307,000

Income from continuing operations and Diluted earnings per share (EPS) GAAP to Non-GAAP Reconciliation:

	Three Months Ended		Twelve Months Ended
	January 3, 2026	December 28, 2024	January 3, 2026	December 28, 2024
Income from continuing operations - GAAP	$236	$141	$923	$825
Plus: LIFO inventory provision, net of tax	64	61	151	133
Intangible asset amortization, net of tax	7	7	25	26
Special charges, net of tax (b)	—	39	1	58
Adjusted income from continuing operations - Non-GAAP (a)	$307	$248	$1,100	$1,042

Diluted earnings per share:
Income from continuing operations - GAAP	$1.33	$0.76	$5.12	$4.34
Plus: LIFO inventory provision, net of tax	0.36	0.33	0.84	0.70
Intangible asset amortization, net of tax	0.04	0.04	0.14	0.14
Special charges, net of tax (b)	—	0.21	—	0.30
Adjusted income from continuing operations - Non-GAAP (a)	$1.73	$1.34	$6.10	$5.48

TEXTRON INC.
Revenues by Segment and Reconciliation of Segment Profit to Net Income (Continued)
(Dollars in millions, except per share amounts)
(Unaudited)

(a)Segment profit, adjusted income from continuing operations and adjusted diluted earnings per share are non-GAAP financial measures as defined in "Non-GAAP Financial Measures and Outlook" attached to this release.

(b)In the second quarter of 2025, we initiated restructuring actions to reduce operating expenses in the Textron Systems segment in connection with the termination of certain U.S government development programs. We incurred $8 million in special charges, which included $5 million of severance costs and $3 million of contract termination costs. These charges were partially offset by a pre-tax gain of $4 million recognized in the second quarter of 2025 related to the sale of the Powersports business. In the three and twelve months ended December 28, 2024, we recorded pre-tax special charges under our 2023 restructuring plan of $53 million and $78 million, respectively. In December 2024, actions were taken under this plan at the Industrial segment in the Textron Specialized Vehicles business related to an indefinite pause in production of its powersports products. In the fourth quarter of 2024, special charges primarily included contract termination costs of $32 million and severance costs of $20 million. For the full year 2024, special charges included severance costs of $43 million and contract termination costs of $32 million.
(c)As a result of the indefinite production pause discussed above, in the fourth quarter of 2024, we incurred an inventory valuation charge to write down production-related powersports inventory to its net realizable value.

Textron Inc.
Condensed Consolidated Balance Sheets
(In millions)
(Unaudited)

	January 3, 2026	December 28, 2024
Assets
Cash and equivalents	$1,940	$1,386
Accounts receivable, net	823	949
Inventories	4,278	4,071
Other current assets	872	687
Net property, plant and equipment	2,590	2,529
Goodwill	2,321	2,288
Other assets	4,628	4,248
Finance group assets	677	680
Total Assets	$18,129	$16,838

Liabilities and Shareholders' Equity
Current portion of long-term debt	$5	$357
Accounts payable	1,185	943
Other current liabilities	3,163	3,094
Other liabilities	1,980	1,945
Long-term debt	3,534	2,890
Finance group liabilities	387	405
Total Liabilities	10,254	9,634

Total Shareholders' Equity	7,875	7,204
Total Liabilities and Shareholders' Equity	$18,129	$16,838

TEXTRON INC.
MANUFACTURING GROUP
Condensed Schedule of Cash Flows
(In millions)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	January 3, 2026	December 28, 2024	January 3, 2026	December 28, 2024
Cash Flows from Operating Activities:
Income from continuing operations	$223	$136	$878	$796
Depreciation and amortization	112	103	401	382
Deferred income taxes and income taxes receivable/payable	24	(59)	117	(71)
Pension, net	(58)	(56)	(232)	(225)
Gain on business disposition	—	—	(4)	—
Asset impairments and powersports inventory charge	—	39	1	41
Changes in assets and liabilities:
Accounts receivable, net	233	(75)	107	(96)
Inventories	173	277	(264)	(194)
Accounts payable	(65)	(146)	197	(69)
Dividends received from Finance group	25	—	25	—
Other, net	31	228	101	444
Net cash from operating activities	698	447	1,327	1,008
Cash Flows from Investing Activities:
Capital expenditures	(173)	(153)	(383)	(364)
Net proceeds from corporate-owned life insurance policies	3	58	80	85
Net proceeds from business disposition	—	—	16	—
Proceeds from sale of property, plant and equipment	—	1	9	4
Net cash used in business acquisitions	—	—	(1)	(13)
Other investing activities, net	—	—	15	—
Net cash from investing activities	(170)	(94)	(264)	(288)
Cash Flows from Financing Activities:
Net proceeds from long-term debt	496	—	991	—
Principal payments on long-term debt and nonrecourse debt	(352)	(1)	(707)	(361)
Purchases of Textron common stock	(187)	(232)	(822)	(1,122)
Dividends paid	(7)	(4)	(18)	(12)
Other financing activities, net	15	(2)	26	57
Net cash from financing activities	(35)	(239)	(530)	(1,438)
Total cash flows from continuing operations	493	114	533	(718)
Total cash flows from discontinued operations	—	—	(1)	(1)
Effect of exchange rate changes on cash and equivalents	1	(17)	22	(16)
Net change in cash and equivalents	494	97	554	(735)
Cash and equivalents at beginning of period	1,446	1,289	1,386	2,121
Cash and equivalents at end of period	$1,940	$1,386	$1,940	$1,386

Manufacturing Cash Flow GAAP to Non-GAAP Reconciliation:

	Three Months Ended		Twelve Months Ended
	January 3, 2026	December 28, 2024	January 3, 2026	December 28, 2024
Net cash from operating activities - GAAP	$698	$447	$1,327	$1,008
Less: Capital expenditures	(173)	(153)	(383)	(364)
Dividends received from TFC	(25)	—	(25)	—
Plus: Total pension contribution	10	11	41	44
Proceeds from sale of property, plant and equipment	—	1	9	4
Manufacturing cash flow before pension contributions - Non-GAAP (a)	$510	$306	$969	$692
(a) Manufacturing cash flow before pension contributions is a non-GAAP financial measure as defined in "Non-GAAP Financial Measures and Outlook" attached to this release.

TEXTRON INC.
Condensed Consolidated Schedule of Cash Flows
(In millions)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	January 3, 2026	December 28, 2024	January 3, 2026	December 28, 2024
Cash Flows from Operating Activities:
Income from continuing operations	$236	$141	$923	$825
Depreciation and amortization	112	103	401	382
Deferred income taxes and income taxes receivable/payable	25	(61)	110	(74)
Pension, net	(58)	(56)	(232)	(225)
Gain on business disposition	—	—	(4)	—
Asset impairments and powersports inventory charge	—	39	1	41
Changes in assets and liabilities:
Accounts receivable, net	233	(75)	107	(96)
Inventories	173	277	(264)	(194)
Accounts payable	(65)	(146)	197	(69)
Captive finance receivables, net	13	(5)	(17)	(1)
Other, net	31	229	91	426
Net cash from operating activities	700	446	1,313	1,015
Cash Flows from Investing Activities:
Capital expenditures	(173)	(153)	(383)	(364)
Net proceeds from corporate-owned life insurance policies	3	58	80	85
Net proceeds from business disposition	—	—	16	—
Proceeds from sale of property, plant and equipment	—	1	9	4
Net cash used in business acquisitions	—	—	(1)	(13)
Finance receivables repaid	20	2	42	25
Finance receivables originated	(18)	(3)	(58)	(21)
Proceeds from the disposition of non-captive assets	6	—	72	—
Other investing activities, net	—	—	16	—
Net cash from investing activities	(162)	(95)	(207)	(284)
Cash Flows from Financing Activities:
Net proceeds from long-term debt	496	—	991	—
Principal payments on long-term debt and nonrecourse debt	(353)	(2)	(720)	(377)
Purchases of Textron common stock	(187)	(232)	(822)	(1,122)
Dividends paid	(7)	(4)	(18)	(12)
Other financing activities, net	15	(2)	26	57
Net cash from financing activities	(36)	(240)	(543)	(1,454)
Total cash flows from continuing operations	502	111	563	(723)
Total cash flows from discontinued operations	—	—	(1)	(1)
Effect of exchange rate changes on cash and equivalents	1	(17)	22	(16)
Net change in cash and equivalents	503	94	584	(740)
Cash and equivalents at beginning of period	1,522	1,347	1,441	2,181
Cash and equivalents at end of period	$2,025	$1,441	$2,025	$1,441

TEXTRON INC.
Non-GAAP Financial Measures and Outlook
(Dollars in millions, except per share amounts)

We supplement the reporting of our financial information determined under U.S. generally accepted accounting principles (GAAP) with certain non-GAAP financial measures. These non-GAAP financial measures exclude certain significant items that may not be indicative of, or are unrelated to, results from our ongoing business operations. We believe that these non-GAAP measures may be useful for period-over-period comparisons of underlying business trends and our ongoing business performance, however, they should be used in conjunction with GAAP measures. Our non-GAAP measures should not be considered in isolation or as a substitute for the related GAAP measures, and other companies may define similarly named measures differently. We encourage investors to review our financial statements and publicly filed reports in their entirety and not to rely on any single financial measure. We utilize the following definitions for the non-GAAP financial measures included in this release and have provided a reconciliation of the GAAP to non-GAAP amounts for each measure:
Segment Profit
Segment profit is an important measure used by our chief operating decision maker for evaluating performance and for decision-making purposes. Segment profit for the manufacturing segments excludes the non-service components of pension and postretirement income, net; LIFO inventory provision; intangible asset amortization; interest expense, net for Manufacturing group; certain corporate expenses; gains/losses on major business dispositions; and special charges. The measurement for the Finance segment includes interest income and expense along with intercompany interest income and expense.
Adjusted Income from Continuing Operations and Adjusted Diluted Earnings Per Share and Outlook
Adjusted income from continuing operations and adjusted diluted earnings per share exclude LIFO inventory provision, net of tax; intangible asset amortization, net of tax; special charges, net of tax; and gains/losses on major business dispositions, net of tax. LIFO inventory provision is excluded to improve comparability with other companies in our industry who have not elected to use the LIFO inventory costing method. Intangible asset amortization is excluded to improve comparability as the impact of such amortization can vary substantially from company to company depending upon the nature and extent of acquisitions and exclusion of this expense is consistent with the presentation of non-GAAP measures provided by other companies within our industry. Management believes that it is important for investors to understand that these intangible assets were recorded as part of purchase accounting and contribute to revenue generation. We consider items recorded in special charges, such as enterprise-wide restructuring, certain asset impairment charges, and acquisition-related restructuring, integration and transaction costs, to be of a non-recurring nature that is not indicative of ongoing operations.

	Three Months Ended		Twelve Months Ended
	January 3, 2026	December 28, 2024	January 3, 2026	December 28, 2024
Income from continuing operations - GAAP	$236	$141	$923	$825
Plus: LIFO inventory provision, net of tax	64	61	151	133
Intangible asset amortization, net of tax	7	7	25	26
Special charges, net of tax	—	39	1	58
Adjusted income from continuing operations - Non-GAAP	$307	$248	$1,100	$1,042

Diluted Earnings Per Share:
Income from continuing operations - GAAP	$1.33	$0.76	$5.12	$4.34
Plus: LIFO inventory provision, net of tax	0.36	0.33	0.84	0.70
Intangible asset amortization, net of tax	0.04	0.04	0.14	0.14
Special charges, net of tax	—	0.21	—	0.30
Adjusted income from continuing operations - Non-GAAP	$1.73	$1.34	$6.10	$5.48

	2026 Outlook
				Diluted EPS
Income from continuing operations - GAAP	$940		$975	$5.39		$5.59
Plus: LIFO inventory provision, net of tax		150			0.87
Intangible asset amortization, net of tax		25			0.14
Adjusted income from continuing operations - Non-GAAP	$1,115	—	$1,150	$6.40	—	$6.60

TEXTRON INC.
Non-GAAP Financial Measures and Outlook (Continued)
(Dollars in millions, except per share amounts)

Manufacturing Cash Flow Before Pension Contributions and Outlook
Manufacturing cash flow before pension contributions adjusts net cash from operating activities (GAAP) for the following:
•Deducts capital expenditures and includes proceeds from insurance recoveries and the sale of property, plant and equipment to arrive at the net capital investment required to support ongoing manufacturing operations;
•Excludes dividends received from Textron Financial Corporation (TFC) and capital contributions to TFC provided under the Support Agreement and debt agreements as these cash flows are not representative of manufacturing operations;
•Adds back pension contributions as we consider our pension obligations to be debt-like liabilities. Additionally, these contributions can fluctuate significantly from period to period and we believe that they are not representative of cash used by our manufacturing operations during the period.
While we believe this measure provides a focus on cash generated from manufacturing operations, before pension contributions, and may be used as an additional relevant measure of liquidity, it does not necessarily provide the amount available for discretionary expenditures since we have certain non-discretionary obligations that are not deducted from the measure.

	Three Months Ended		Twelve Months Ended
	January 3, 2026	December 28, 2024	January 3, 2026	December 28, 2024
Net cash from operating activities - GAAP	$698	$447	$1,327	$1,008
Less: Capital expenditures	(173)	(153)	(383)	(364)
Dividends received from TFC	(25)	—	(25)	—
Plus: Total pension contributions	10	11	41	44
Proceeds from sale of property, plant and equipment	—	1	9	4
Manufacturing cash flow before pension contributions - Non-GAAP	$510	$306	$969	$692

	2026 Outlook
Net cash from operating activities - GAAP	$1,300	—	$1,400
Less: Capital expenditures		(650)
Plus: Total pension contributions		50
Manufacturing cash flow before pension contributions - Non-GAAP	$700	—	$800